Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aspira Women’s Health Inc.

Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-106434, 333-109556, 333-139416, 333-189929, 333-198734, 333-202032, 333-217249, 333-221092, 333-248920, and 333-252267) and Form S-8 (Nos. 333-53530, 333-61334, 333-117734, 333-89834, 333-122818, 333-105538, 333-133058, 333-113938, 333-167204, 333-193312, 333-205855, 333-226462, and 333-232541) of Aspira Women’s Health Inc. of our report dated March 30, 2023, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Woodbridge, New Jersey

March 30, 2023